February 2024 Investor Presentation Lucas GC Limited Free Writing Prospectus dated February 15, 2024 Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended Relating to Preliminary Prospectus dated February 15, 2024 Registration Statement No. 333-270107

Safe Harbor Statement and Disclaimer This presentation has been prepared by Lucas GC Limited (“Lucas GC” or the “Company”) solely for information purposes. This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a “prospectus” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the “SEC”) or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder. Any public offering of the Company’s securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company’s business and industry. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the registration statement. The prospectus can be obtained free of charge from the SEC’s website at www.sec.gov. Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, you acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation. This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date. This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” “anticipates,” “believes,” “confident” or words of similar meaning. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors and assumptions, many of which are beyond the Company’s control. The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward-looking statements to reflect future events or circumstances. By attending this presentation, you acknowledge that you will be solely responsible for your own assessment of the market and the market position of the Company and that you will conduct your own analysis and be solely responsible for forming your own view of the potential future performance of the business of the Company.

Free Writing Prospectus Statement This free writing prospectus relates to the proposed public offering of ordinary shares of Lucas GC Limited (“we”, “us”, or “our”) and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this presentation relates and may be accessed through the following web link: https://www.sec.gov/Archives/edgar/data/1954694/000119312523265046/d411169df1a.htm The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, we or our underwriter will arrange to send you the prospectus if you send a request to Joseph Gunnar & Co., LLC, Attention: Syndicate Department, 40 Wall Street, 30th Floor, New York, NY 10005 or by phone at (212) 440-9600; or to Lucas GC Limited via telephone: +86 1352073 8598 or email: ir@lucasgc.com..

Special Note Regarding Forward-looking Statements and Industry Data This presentation contains forward-looking statements that reflect our current expectations and views of future events. Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements relating to our goals and strategies; our future business development, financial condition and results of operations; the expected growth of the services for professionals industry in China; our expectations regarding demand for and market acceptance of our products and services; our expectations regarding our bases of customers; our plans to invest in our products and services; competition in our industry; and relevant government policies and regulations relating to our industry. These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations may later be found to be incorrect. The forward-looking statements made in this presentation relate only to events or information as of the date on which the statements are made in this presentation. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should thoroughly read thispresentation and the documents that we refer to herein with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements. This presentation contains certain data and information that we obtained from various government and private publications. Statistical data in these publications also include projections based on a number of assumptions. China’s services for professionals industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our ordinary shares. In addition, the highly-fragmented and rapidly changing nature of the services for professionals industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our industry. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

Table of Contents Transaction Overview & Investment Highlights Lucas GC Overview Market Overview Financial Overview Appendix

Transaction Overview & Investment Highlights Section 1

Transaction Overview Issuer Lucas GC Limited Listing / Ticker NASDAQ Capital Market / LGCL Offering Type Initial Public Offering Base Offering 1,250,000 Ordinary Shares Over-Allotment Option 187,500 Ordinary Shares 15% of base offering Ordinary shares issued and outstanding immediately after this offering 79,313,300 ordinary shares (or 79,500,800 ordinary shares if the underwriters exercise the option to purchase additional 187,500 ordinary shares in full) Offering Price $4 - $6 per share Use of Proceeds ~40% for investment in technology infrastructure and research and development to upgrade our service offerings and to improve technology capabilities in areas such as AI, big data analytics and blockchain; ~30% for marketing activities relating to user acquisitions and to expand into broader geographical markets; ~20% for exploration of new product and service offerings; ~10% for general corporate purposes Lock-up1 180 days Sole Lead Underwriter/ Book-runner 1. We, our directors and officers, and holders of 5% or more of the Company’s Ordinary Shares on a fully diluted basis immediately prior to the consummation of this Offering have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or otherwise dispose of any Ordinary Shares or similar securities for a period of 180 days after the consummation of this Offering, without the prior written consent of the Representative. See Underwriting and Shares Eligible for Future Sale for more information.

Founder, CEO and Chairman of the Board From 2003 to 2005, Howard served as the general manager of APAC Enterprise Data BU at Alcatel Corporation and CEO of one of its joint ventures in China 12 years of work experience in Silicon Valley, focusing on R&D, strategy, corporate M&A and investments, with transactions total amount to over $80 billion Elected as the sole representative from China to the CFA Institute to write global CFA exams and be an examiner setting the passing-rate of CFA global exams in 2011 Holds ten U.S. patents and six Chinese patents in AI, Big Data and blockchain technologies Master’s degree in Engineering and Management from Stanford University, and Master’s and Bachelor’s degrees in Engineering from UCLA Previously served as Vice President of Corporate Development at Western Digital Corp. from 2010 to 2016 Served as the general manager of Asian operations of the SUN Equity Partners Program in Sun Microsystems Inc. from 2008 to 2010 Howard Lee, CFA Founder, CEO and Chairman of the Board

Board of Directors And Management Team 16 years of experience in start-up management in high tech companies 9 years of start-up experience with Beijing Facishare Technology CRM 7 years of start-up experience with Feinno Communication Tech Co., Ltd. B.S. Computer Science, Beijing University of Aeronautics and Astronautics Harry Tang CTO 18 years of experience in accounting, finance and management Finance Director of G7, a leader of IoT SaaS provider Finance Director of Hainan Airline’s subsidiary PwC Senior Audit Manager B.A. Accounting, Renmin University of China Brian Lin CFO World renowned expert in education Senior Advisor to Hewlett Foundation Ex-Special Advisor to Steve Jobs Special Advisor to Bill & Melinda Gates Foundation Professor at Stanford University Professor at Dartmouth University PhD, Master & Bachelor degrees from Stanford University Professor Michael Carter Independent Director Expert in Artificial Intelligence Technology Tenured professor at California State University Founder and ex-CEO of KBQuest Group Published 45 papers in prestigious journals Holds 11 U.S. patents and 6 Chinese patents PhD and Master degrees in Computer Science from University of California, Irvine Professor Wang-chan Wong Executive Director of Board

Company Highlights Endorsed by smart money – prior investments from 51JOB, Haier Group, and GSR United Capital Digitalizing & modernizing the human capital management process through AI, data analytics, and blockchain Since 2011, Lucas GC has been dedicated to empowering professionals by offering career growth within a trusted network The largest technology-driven online agent-centric human capital management service provider targeting professionals based on Platform as a Service Delivering comprehensive services including recruitment, IT outsourcing solutions & professional training Providing a trusted platform to support transactions via private professional social networks

Lucas GC Overview Section 2

Business Model 431,220 * Star Career / Columbus users Talent Scouts Freelancers Corporate HRs Insurance Agents Star Career PaaS Recruitment Healthcare Management Training AI Big Data Needs Recommendation Feedback Acquaintances Health Plans Training Courses Full / Part-time jobs Early mover advantage helps us capture unique opportunities in the market Strong brand recognition with sticky users Large models trained by millions of real industry datapoints * As of Dec 2022

Lucas GC Overview & Competitive Advantages

Leading technology-enabled human capital management service provider

- *As a pioneer in the market, we enjoy a significant early-mover advantage in capturing unique opportunities in the professional services industry*
- *We provide a broad range of comprehensive recruitment, IT outsourcing, and other services including information technology services and training services*

Scalable PaaS marketplace with trusted private networks of professionals

- *We are an asset-light company with core competencies in technologies and big data assets*
- *We do not directly employ consultants, headhunters or trainers, instead relying on our 430K+ loyal and active users to deliver services*

Proprietary technology infrastructure boosting operational efficiency

- *Our platform is powered by 16 U.S. and China granted patents in Artificial Intelligence, Data Analytics and Blockchain technologies, and 70 registered software copyrights*
- *Awarded as "Technologically Advanced Small and Medium-sized Enterprises" by the Ministry of Industry and Information Technology of China*

LUCAS GC

Unparalleled access to big data assets that fuel accurate recommendations

- *Large models trained by millions of real industry data*
- *This enables us to effectively process massive datasets and continuously improve our algorithm real time and recommendations accuracy*

Unique brand awareness with strong social responsibility

- *Industry unique Certified Career Resources Planner, or CCRP Certification Program to boost self-recognition among users and enhance stickiness*
- *We hold patents and partner with research center of University to develop whitepapers in helping women obtain an equal level playing field in their careers*

Visionary and experienced management team with strong commitment & track record

- *Our success is attributable to a management team with a strong track record of scaling and running profitable, technology-driven businesses*
- *The key members of our management team have an average industry experience of 15-years*

LUCAS GC LIMITED

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Growth Strategies Goal No. 1 Goal No. 3 Goal No. 4 Goal No. 5 Expand offerings in training products Continuously innovate in AI technology Expand geographical footprint via M&A Attract more users through referral marketing Diversify products and services Goal No. 2 We intend to achieve our mission and further grow our business by pursuing these strategies.

Market Overview Section 3

CAGR 11.7% CAGR 13.0% Market Overview In recent years, the growing number of Chinese enterprises led to an increase in market demand for HCM services As measured by revenue, the market size for professionals HCM services in China increased from RMB 89.4 billion in 2017 to RMB 160.4 billion in 2021 – a CAGR of 15.7% The professionals ITO market in China increased from RMB 409 billion in 2017 to RMB 635 billion in 2021 – a CAGR of 11.7% The market is expected to further increase to RMB 1,170 billion in 2026, an estimated CAGR of 13.0% from 2021 China IT Outsourcing Market Size China Human Capital Management Market Size RMB in Billions CAGR 15.7% CAGR 18.0% RMB in Billions Source: Frost & Sullivan

CAGR 13.6% CAGR 10.7% Market Overview The scale of vocational training market has maintained an upward trend in China. The overall market size of the vocational training industry increased from RMB245.6 billion in 2017 to RMB362.6 billion in 2021, representing a CAGR of 10.2% The market is expected to further increase to RMB575.7 billion in 2026 with an estimated CAGR of 9.7% compared with that in 2021. Fast economic growth, increasing disposable income, and growing health management needs and rising health management awareness jointly drive the steady growth of the health management market in China. In particular, professionals are one of the most important target groups in the health management market, since they generally have higher incomes and health management awareness. Source: Frost & Sullivan China Health Management Market Size China Vocational Training Market Size RMB in Billions RMB in Billions CAGR 2017 - 2021 2021 - 2026E █ Enterprise 6.5% 10.9% █ Individual 12.8% 8.9% Total 10.20% 9.70%

Financial Overview Section 4

Financial Overview Rapid growth since inception with revenue increased 183.5% from 2020 to 2021 Revenue increased 17.5% to 767mm RMB in FY 2022 despite the strict COVID restrictions In 1H 2023, revenue already reached RMB 820mm RMB exceeding full year of 2022 revenue, representing 1H 2023 vs 1H 2022 Yr/Yr growth of 171% Gross margin improvements for each of the past four years and has reached 28.4% in 1H 2023 1H 2023 net income already exceeded 2022 full year net income Unlike most peers, Lucas has been profitable for four years Revenue + 183.5% RMB MM Net Income +17.5% For Fiscal Year Ending on 12/31 Gross Margin RMB MM 1. Excluding IPO related expenses, the 2022 audited net income is 36.4 million RMB

Financial Statements   For the years ending on December 31 All amounts in thousands  2021 2022   RMB RMB USD Income Statement Revenue 652,245 766,571 $ 111,142 Cost of sales (473,153) (551,373) (79,942) Gross profits 179,092 215,198 31,200 Selling and marketing expenses (33,304) (55,974) (8,115) General and administrative expenses (38,428) (47,733) (6,921) R&D expenses (70,246) (79,868) (11,580) Operating Profit 37,114 31,623 4,584 Net income 39,803 36,411 5,278 Net income attributable to Lucas GC Limited 39,509 36,142 5,239 Earnings per share, basic and diluted 0.48 0.43 $ 0.06 Weighted average ordinary shares outstanding 78,063,300 78,063,300 78,063,300   All amounts in thousands  1H 2022 1H 2023   RMB RMB USD Income Statement Revenue 302,765 820,072 $ 113,094 Cost of sales (209,973) (587,382) (81,004) Gross profits 92,792 232,690 32,090 Selling and marketing expenses (23,050) (41,678) (5,748) General and administrative expenses (17,640) (61,389) (8,466) R&D expenses (34,397) (78,675) (10,850) Operating Profit 17,705 50,948 7,026 Net income 18,543 53,692 7,404 Net income attributable to Lucas GC Limited 18,406 53,295 7,349 Earnings per share, basic and diluted 0.21 0.68 $ 0.09 Weighted average ordinary shares outstanding 78,063,300 78,063,300 78,063,300

Appendix Section 5

ESG Initiatives We have partnered with Jilin Research Institute of Jilin University, dedicated to tackling inequality and facilitate career developments of women in the TMT industry by providing comprehensive solutions.

Lucas GC – Strong Brand Awareness in the Industry Partnership Ceremony with Jilin Research Institute of Jilin University on CCRP Certificate and Labor force upgrade. CCRP book written by our CEO Howard Lee, published by one of China’s most prestigious academic publishing houses. Our CEO Howard Lee was elected as the sole representative from China by CFA Institute to design global CFA exams in 2011.

Patents and GPT Application 16 core patents in the US and China Artificial intelligence Data Analytics Blockchain Lucas GC has been working in GPT-related fields for 3-years 6 GPT-related patents received to date Patents GPT Application

February 2024 Investor Presentation Lucas GC Limited